Exhibit 99.1

Tianli Agritech Reports Third Quarter

Revenue up 76% to $5.5 million and Net

Income up 106% to $2.2 million

Company Provides 2010 Guidance

WUHAN CITY, CHINA—(Marketwire - 11/ 11 /10) - Tianli Agritech, Inc. (NASDAQ:OINK - News), a leading producer of breeder and meat hogs headquartered in Wuhan City, China, today announced its financial results for the three and nine month periods ended September 30, 2010. The Company anticipates filing its Form 10-Q for the period ended September 30, 2010 before 7:00 am ET on Friday, November 12, in advance of its conference call with investors which will occur at 10:00 am ET the same day.

Third Quarter 2010 Financial Highlights

•	Revenue was $5.5 million, representing an increase of 76% as compared to the third quarter of 2009

•	Breeder hog revenue increased 83% and meat hog revenues increased 70% over the comparable 2009 period. The higher margin breeder revenue comprised 46% of the Company’s revenue in the third quarter

•	Gross profit more than doubled to $2.4 million with a gross margin of 44.2%, up more than six percentage points from last year’s level

•	Net income was $2.2 million, up 106% from 2009’s third quarter, resulting in earnings per share of $0.23

Summarized Third Quarter 2010 Results

(Dollar Figures Rounded – Percentages based on Actual Results)

	3rd Q 2010	3rd Q 2009	Increase
Sales	$5.5 million	$3.2 million	76%
Gross Profit	$2.4 million	$1.2 million	104%
Net Income	$2.2 million	$1.1 million	106%
EPS*	$0.23	$0.13	77%

*

EPS calculations are based on the weighted average 9.7 million shares outstanding during the 3rd Quarter of 2010 and 8.1 million shares outstanding during the 3rd Quarter of 2009, reflecting the effect of the Company’s July 2010 IPO.

Operating expenses in the quarter ended September 30, 2010 were approximately $352,000 as compared to approximately $107,000 in 2009. This increase is largely attributed to the growth of the capacity of the Company’s farms and the additional costs pertaining to the Company’s now being a public company. Separately, the Company also benefited from a provincial subsidy of $132,000 received in the third quarter.

As an agricultural company, Tianli is exempt from corporate income taxes (EIT) and valued added tax (VAT). Net income for the period ended September 30, 2010 was $2.2 million and diluted earnings per share was $0.23.

Tianli’s Chairwoman and CEO, Ms. Hanying Li, stated, “We continue to witness the strong performance of our business as evidenced by the third quarter results. This strengthens our belief that focusing on the genetic quality of our stock has enabled us to become a preferred source of breeder hogs, resulting in higher margins while reinforcing the quality positioning of the Tianli brand. With the capital provided by our IPO proceeds, we are now preparing to significantly expand the Company’s capacity while further enhancing the quality of our products. Tianli is currently in active discussions regarding the potential acquisition of various hog farms, and this expansion would better position the Company to benefit from China’s continued growth in its demand for pork.”

Operational Overview

Tianli sells breeder hogs, which are purchased by other hog farms to increase their production, and meat hogs, which are sent to pork processing facilities for packaging of fresh, refrigerated or frozen pork products for sale to consumers. Tianli has concentrated on the breeder hog market and continually improving the genetics, nutrition and raising of healthy hogs. The gross margin for breeder hogs is higher than that of meat hogs due to the higher price that quality breeder hogs can generate, as well as the lower feed and other costs as breeder hogs are generally sold at a younger age than meat hogs. One of the methods that Tianli utilizes to improve the health of its hogs is its proprietary probiotic enhanced premix feed. The Company believes that this has enabled it to decrease mortality, incur less veterinary care and medicine costs, and thus increase operating profits.

Sales by Products

(Dollar Figures Rounded – Percentages based on Actual Results)

	Quarter Ended 9/30/2010		Quarter Ended 9/30/2009
Products	No. of Hogs Sold	Sales Revenues	No. of Hogs Sold	Sales Revenues
Breeder Hogs	9,977	$2.6 million	5,859	$1.4 million
Meat Hogs	15,443	$3.0 million	9,806	$1.8 million

Total	25,420	$5.5 million	15,665	$3.2 million

Breeder hog revenues in the third quarter of 2010 increased by 83% over the comparable 2009 period, and comprised 46% of revenues in the quarter, The Company’s sales of 9,977 breeder hogs in the quarter represented a 70% increase year-over-year, while the unit sales of meat hogs increased by approximately 57%, and the increased volume of hogs sold was the major factor in the revenue increase. The gross margin on the sales of breeders increased to 56% from the prior year level of 50% while the meat hog margin increased to 34% from 29%, reflecting the benefit of 7% higher prices.

Nine Month 2010 Financial Highlights

•	Revenue was $15.5 million, an increase of 69% as compared to the first nine months of 2009

•

Breeder hog revenue increased over 150% while meat hog revenue increased 38% over the comparable 2009 period. As a result, breeder revenue comprised 40% of the Company’s total revenue during the first nine months

•	Gross profit more than doubled to $6.7 million with a gross margin of 43.3%, up more than seven percentage points from last year’s level

•	Net income was $6.0 million, up 91% from 2009’s first nine months

Summarized Nine Months 2010 Results

(Dollar Figures Rounded – Percentages based on Actual Results)

	Nine Months 2010	Nine Months 2009	Increase
Sales	$15.5 million	$9.2 million	69%
Gross Profit	$6.7 million	$3.3 million	103%
Net Income	$6.0 million	$3.1 million	91%
EPS*	$0.69	$0.39	77%

*	EPS calculations are based on the weighted average 8.7 million shares outstanding during the first nine months of 2010 and 8.1 million outstanding during the first nine months of 2009.

Revenues from breeder hogs for the nine months ended September 30, 2010 increased by approximately 153% while the revenues for the sale of meat hogs increased by 38%, The revenue increase was largely the result of a the hogs sold increasing from 47,202 in the 2009 period to 72,536 in 2010, a 54% gain. The higher proportion of the more profitable breeder hog sales significantly benefited the Company’s gross profit margins for the nine month period, which increased by over seven percentage points to 43.3%.

2010 Guidance

The Company expects to report full year 2010 revenues of approximately $21 million, net income of $8.1 million to $8.3 million, and EPS of $0.90 to $0.92.

Financial Position

As of September 30, 2010, the Company had $10.9 million in cash, which included net proceeds from its IPO financing secured in July 2010, compared to $2.0 million as of December 31, 2009. Working capital was $13.7 million, up from $2.1 million as of December 31, 2009. The Company conducts its sales on cash on delivery basis and thus has no accounts receivable. Inventories were $3.7 million, compared to $3.3 million as of December 31, 2009, and the Company had a $400,000 refundable deposit for a potential acquisition being held in escrow. Stockholders’ equity increased 125% to $28.5 million during the nine month period ended September 30, 2010. Cash flow from operations during the first nine months of 2010 was $6.4 million. Stockholders’ equity increased 125% to $28.5 million during the nine month period ended September 30.

Third Quarter Earnings Conference Call

To attend the Tianli third quarter 2010 conference call, please use either the dial-in or webcast information below.

Ms. Hanying Li, Chairwoman and CEO, Mr. Bihong Zhang, CFO and Ms. Zoe Guo, Tianli’s VP and US Representative, will host the conference call. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for the “Tianli Agritech, Inc. call” and/or be prepared to provide the conference ID.

Date:	Friday, November 12, 2010

Time:	10:00 am Eastern Time US

Conference Line Dial-In (U.S.):	1-877-941-4778

International Dial-In:	1-480-629-9763

Conference ID:	4382894 “Tianli Agritech”

Webcast:	http://viavid.net/dce.aspx?sid=00007D7B

Please dial in at least 10-minutes before the call to ensure timely participation.

A playback of the call will be available from 12:00 Noon Eastern Time on November 12 until 11:59 pm Eastern Time on November 19, 2010. To listen, call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Please use the replay pin number 4382894.

This call is also being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00007D7B or at ViaVid’s website at http://www.viavid.net, where the webcast can be accessed through November 12, 2011.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling hogs in the People’s Republic of China. The company is focused on growing healthy, hearty hogs for sale for breeding and meat purposes. It currently has an annual production capability of approximately 110,000 hogs and is working to increase its capacity to 130,000 hogs. The company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. Specifically, there can be no guaranty that the offering mentioned herein will close. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tianli Agritech, Inc.	Investor Relations

Ms. Zoe Guo	John Mattio, SVP

US Representative	HC International, Inc.

Phone: (818)-640-5616	Tel: (203)-616-5144

Email: zoe@tianli-usa.com	Email: john.mattio@hcinternational.net

Web: http://www.tianli-china.com	Web: http://www.hcinternational.net

TIANLI AGRITECH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,919,523	$2,022,295
Inventories	3,719,826	3,272,438
Advances to suppliers	108,412	84,951
Purchase deposit	400,000	—
Other current assets	92,425	24,147

Total Current Assets	15,240,186	5,403,831
Plant and equipment	11,533,913	7,780,342
Construction in progress	—	1,346,903
Biological assets	2,503,104	742,060
Intangible assets, net	735,029	731,699

Total Assets	$30,012,232	$16,004,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term bank loans	$671,832	$658,164
Accounts payable	127,583	318,488
Acquisition payables	109,130	1,793,921
Accrued payroll	15,185	13,034
Due to related parties	603,543	564,306

Total Current Liabilities	1,527,273	3,347,913

Total Stockholders’ Equity	28,484,959	12,656,922

Total Liabilities and Stockholders’ Equity	$30,012,232	$16,004,835

TIANLI AGRITECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Sales	$5,544,643	$3,158,414	$15,462,902	$9,162,469
Cost of goods sold	3,095,571	1,957,235	8,764,143	5,855,348

Gross profit	2,449,072	1,201,179	6,698,759	3,307,121
Total operating expenses	351,874	106,971	795,906	330,125

Income from operations	2,097,198	1,094,208	5,902,853	2,976,996
Interest expense	(15,488)	(20,829)	(44,711)	(42,531)
Subsidy and other income	131,278	1,865	140,379	205,926

Income before income taxes	2,212,988	1,075,244	5,998,521	3,140,391
Income taxes	—	—	—	—

Net income	$2,212,988	$1,075,244	$5,998,521	$3,140,391

Basic & Diluted Weighted Average Shares	9,733,696	8,125,000	8,667,125	8,125,000
Basic & Diluted Earnings Per Share	$0.23	$0.13	$0.69	$0.39

TIANLI AGRITECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Nine Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,998,521	$3,140,391
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	758,181	830,171
Inventory shrinkage allowance	101,010	128,430
Changes in operating assets and liabilities:

Advances to suppliers	(21,667)	(46,766)

Inventories	(190,178)	(850,535)
Other current assets	(53,652)	5,115
Accounts payable	(194,090)	161,915
Accrued payroll	1,847	(14,967)

Total adjustments	401,451	213,363

Net cash provided by operating activities	6,399,972	3,353,754

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase deposit	(400,000)	—
Purchase of biological assets	(2,246,493)	(357,963)
Purchase of plant and equipment	(4,369,845)	(2,354,460)

Net cash used in investing activities	(7,016,338)	(2,712,423)

CASH FLOWS USED IN FINANCING ACTIVITIES
Net proceeds from IPO	10,592,344
Expenses incurred for IPO	(1,180,784)
Due to related parties	26,715	(248,135)

Net cash used in financing activities	9,438,275	(248,135)

NET INCREASE IN CASH	8,821,909	393,196
EFFECT OF EXCHANGE RATE CHANGES ON CASH	75,319	793
CASH, BEGINNING OF PERIOD	2,022,295	210,311

CASH, END OF PERIOD	$10,919,523	$604,300